Exhibit 99.1

NEWS RELEASE

VIAVI APPOINTS OLEG KHAYKIN AS CHIEF EXECUTIVE OFFICER

Milpitas, Calif., February 2, 2016 – (NASDAQ: VIAV) Viavi Solutions Inc. (“Viavi”), has appointed Oleg Khaykin as its new President and Chief Executive Officer, effective February 3, 2016. Mr. Khaykin has also been appointed to the Company’s Board of Directors. He will replace interim President and CEO Richard E. Belluzzo, who will continue his position as Chairman of the Board of Directors.

Mr. Khaykin brings more than 28 years of industry experience to Viavi. Prior to joining Viavi, Mr. Khaykin was a Senior Advisor with Silver Lake Partners. Before that, Mr. Khaykin was President and CEO of International Rectifier from 2008 until its acquisition by Infineon AG in the January of 2015. He has also served as Chief Operating Officer of Amkor Technology and Vice President of Strategy & Business Development at Conexant Systems. Earlier in his career he spent eight years with The Boston Consulting Group and prior to that, he was an engineer at Motorola.

Mr. Khaykin holds an MBA from Kellogg School of Management at Northwestern University and a B.S. in Electrical and Computer Engineering with honors from Carnegie-Mellon University.

“I am pleased to welcome Oleg to Viavi,” said Rick Belluzzo, Viavi’s Chairman. “Oleg is an accomplished technology CEO with an impressive track record, including the success in transforming International Rectifier.” Mr. Belluzzo added, “The Board feels Oleg is an excellent choice to capitalize on our recent progress and lead the company to achieve our goals of growth and expanded profitability. I look forward to working with Oleg to ensure a successful transition.”

“Viavi has an impressive leadership position in network instrumentation along with highly innovative software solutions to meet the evolving needs of next generation communication networks. Viavi also has strong leadership and technological excellence in anti-counterfeiting solutions for currency authentication.” said Mr. Khaykin. “I am looking forward to the exciting challenge and opportunity to build success at Viavi and creating value for our customers, shareholders and employees as we execute our strategy.”

About Viavi Solutions

Viavi (NASDAQ: VIAV) software and hardware platforms and instruments deliver end-to-end visibility across physical, virtual and hybrid networks. Precise intelligence and actionable insight from across the network ecosystem optimizes the service experience for increased customer loyalty, greater profitability and quicker transitions to next-generation technologies. Viavi is also a leader in anti-counterfeiting solutions for currency authentication and high-value optical components and instruments for diverse government and commercial applications. Learn more at www.viavisolutions.com and follow us on Viavi Perspectives, LinkedIn, Twitter, YouTube and Facebook

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include any expectations about potential market opportunities, financial expectations and Viavi’s growth strategy. These forward-looking statements involve risks and uncertainties that could cause actual events and terms to differ materially from those set forth herein. For more information on the risks related to the operation of Company’s existing business segments, please refer to the “Risk Factors” section included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 25, 2015. The forward-looking statements contained in this press release are made as of the date thereof and the Company assumes no obligation to update such statements.

JDSU News Release

Investors Contact:	Bill Ong, 408-404-4512; bill.ong@viavisolutions.com
Press Contact:	Amit Malhotra, 202-341-8624; amit.malhotra@viavisolutions.com

Source: Viavi